Exhibit 10.11

AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (this “Agreement”), dated as of April [   ], 2022, by and between Hudson Acquisition I Corp., a Delaware corporation and blank check company (the “Maker”), and Hudson SPAC Holding, LLC., a Delaware limited liability company (together with its successors and assigns, “Payee”).

WHEREAS, Maker executed and delivered a Note dated as of April 28, 2021 for the benefit of Payee in the original principal amount of $800,000 (the “Note”);s

WHEREAS, Payee and Maker desire to amend the Note as set forth herein.

NOW, THEREFORE, for other good and valuable consideration, the parties hereto hereby agree as follows:

1.

Section 1 of the Note shall be replaced in its entirety as follows:

“1. Principal. The principal balance of this Note shall be payable by the Maker on the earlier of: (i) June 30, 2023, or (ii) the date on which Maker consummates an initial business combination. The principal balance may be prepaid at any time. At Payee’s sole discretion, the principal balance shall be payable by the Maker either: (i) in cash, or (ii) units (the “Conversion Units”), each unit consisting of one share of the Maker’s common stock and one right to receive one eighth (1/8th) of a share of the common stock. Payee may elect to convert any outstanding principal balance into Conversion Units, at any time when this Note remains outstanding, at a fixed conversion price of $10.00 per unit. Under no circumstances shall any individual, including but not limited to any officer, director, employee or shareholder of the Maker, be personally obligated for any obligations or liabilities of the Maker hereunder.”

2.	All references to the Conversion Share(s) in the Note shall be replaced with the Conversion Units as amended by this Agreement, as the same may be further amended, restated, replaced, supplemented or otherwise modified from time to time.

3.	Except as specifically modified and amended herein, all other terms, conditions and covenants contained in the Note shall remain in full force and effect.

4.	This Agreement may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document. All such counterparts shall be construed together and shall constitute one instrument, but in making proof hereof it shall only be necessary to produce one such counterpart.

5.	This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

6.	This Agreement shall be governed by the laws of the State of Delaware, without regard to conflicts of law principles.

7.	All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Note.

[SIGNATURE PAGES IMMEDIATELY FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

MAKER:

Hudson Acquisition I Corp.

By:	/s/
Name:	Jiang Hui
Title:	Chief Executive Officer

PAYEE:

Hudson SPAC Holding, LLC

By:	/s/
Name:	Xiaoyue Zhang
Title:	Authorized Signatory